Exhibit 99.1

NewHydrogen CEO Steve Hill Provides ThermoLoopTM Update

The company reports progress in the development of its novel low-cost thermochemical process to split water to produce the world’s cheapest green hydrogen

SANTA CLARITA, Calif. (January 23, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today provided a progress update about its ThermoLoopTM technology currently being developed with the University of California Santa Barbara (UCSB).

The most common method of making green hydrogen today is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is, and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen.

Steve Hill, the Company’s CEO, said, “Cheap, widely available green hydrogen could revolutionize global energy systems and presents a $12 trillion market opportunity. At NewHydrogen, we aim to play a leading role in capturing a share of this enormous potential market by developing a whole new way to reduce the cost of green hydrogen.”

“Working with a world class research team at UCSB, we are developing ThermoLoopTM, a novel low-cost thermochemical process to split water using inexpensive heat, instead of expensive electricity,” said Mr. Hill. “Previous thermochemical approaches use extremely hard to manage temperatures such as 2,000°C, or an inefficient series of step reactions at different temperatures to split water into oxygen and hydrogen. Using heat to split water isn’t new, but our goal with ThermoLoopTM is to develop an elegant and highly efficient chemical looping redox process operating at normal industrial temperatures ranges (below 1000°C).”

Mr. Hill continued, “One step oxidizes (changes) the material to facilitate hydrogen production, the other step(s) reduce (recover) the material and produce oxygen. These steps operate in a continuous process loop that splits an incoming supply of steam (water). This type of redox chemistry is simple on paper but hard in practice. We believe the magic lies in the redox properties of certain multiphase materials we are developing. To our knowledge, this has not been done before and represents an exciting development that may enable substantial cost reduction by skipping expensive electricity. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors or industrial waste heat.”

Since the commencement of the Company’s research project in August 2023, the UCSB team has been pursuing novel approaches for designing new material systems and process designs for thermochemical water splitting. The team has designed and built a reactor system test stand and has generated hydrogen from water using a thermochemical reaction cycle. This test bed reactor allows the team to characterize the performance of synthesized candidate materials under varying process conditions.

The UCSB team is making use of a thermodynamic screening methodology to identify candidate materials. The initial synthesized candidates undergo focused study including identifying the mechanisms of hydrogen and oxygen generation and the changes in candidate material structures and compositions. Thermogravimetric analysis is used to quantify the materials’ reduction and oxidation capabilities. X-ray diffraction analysis provides further understanding of the material changes during reduction and oxidation.

Mr. Hill concluded, “We are very pleased with the UCSB team’s progress and their innovative approach of developing a thermodynamic model for exploring solid-state phase change materials and high temperature complex liquids. They are taking methodical steps to select and screen material candidates suitable for low temperature thermochemical water splitting to produce the world’s cheapest green hydrogen.”

For more information about NewHydrogen and its ThermoLoopTM technology, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com